Exhibit 10.40

NON-QUALIFIED SHARE OPTION AGREEMENT

FOR COMPANY EMPLOYEES OUTSIDE THE UNITED STATES

UNDER THE MIMECAST LIMITED

2015 SHARE OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Share Options:

Option Exercise Price per Share:

Grant Date:

Expiration Date:

Pursuant to the Mimecast Limited 2015 Share Option and Incentive Plan as amended through the date hereof (the “Plan”), Mimecast Limited (the “Company”) hereby grants to the Optionee named above an option (the “Share Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of Ordinary Shares of the Company (the “Shares”) specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth in this Non-Qualified Share Option Agreement, including any special terms and conditions for Optionees in the countries set forth in Appendix B hereto (Appendix B, together with Appendix A as identified below, and, collectively with the Non-Qualified Share Option Agreement, the “Agreement”) and in the Plan.  This Share Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.Exercisability Schedule.  No portion of this Share Option may be exercised until such portion shall have become exercisable.  Except as set forth in Appendix A, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Share Option shall be exercisable with respect to the number of Share Options on the dates indicated on Appendix A so long as Optionee remains an employee of the Company or a Subsidiary on such dates:

Once exercisable, this Share Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.Manner of Exercise.

(a)The Optionee may exercise this Share Option only in the following manner: from time to time on or prior to the Expiration Date of this Share Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Share Options purchasable at the time of such notice.  This notice shall specify the number of Share Options to be purchased.

(b)Payment of the exercise price for the Share Options may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) if permitted by the Administrator, through the delivery (or attestation to the ownership) of Shares that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price, provided that in the event the Optionee chooses to pay the option exercise price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) if permitted by the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above.  Payment instruments will be received subject to collection.

(c)The transfer to the Optionee on the records of the Company or of the transfer agent of the Share Options will be contingent upon (i) the Company’s receipt from the Optionee of the full exercise price for the Share Options, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Shares to be purchased pursuant to the exercise of Share Options under the Plan and any subsequent resale of the Shares will be in compliance with applicable laws and regulations.  In the event the Optionee chooses to pay the exercise price by previously-owned Shares through the attestation method, the number of Shares transferred to the Optionee upon the exercise of the Share Option shall be net of the Shares attested to.

(d)The Shares purchased upon exercise of this Share Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan.  The determination of the Administrator as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to this Share Option unless and until this Share Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the Shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.

(e)The minimum number of Shares with respect to which this Share Option may be exercised at any one time shall be 100 Shares, unless the number of shares with respect to which this Share Option is being exercised is the total number of Shares subject to exercise under this Share Option at the time.

(f)Notwithstanding any other provision hereof or of the Plan, no portion of this Share Option shall be exercisable after the Expiration Date hereof.

3.Termination of Employment.  If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Shares Option may be subject to earlier termination as set forth below.

(a)Termination Due to Death.  If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Share Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.  Any portion of this Share Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b)Termination Due to Disability.  If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Share Option outstanding on such date, to the extent exercisable on the date of such termination of employment, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier.  Any portion of this Share Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.

(c)Termination for Cause.  If the Optionee’s employment terminates for Cause, any portion of this Share Option outstanding on such date shall terminate immediately and be of no further force and effect.  For purposes hereof, “Cause” shall mean a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(d)Other Termination.  If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Share Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.  Any portion of this Share Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

For purposes of the Share Options, the Optionee’s employment will be considered terminated as of the date the Optionee is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any).  The Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of the Optionee’s Share Option grant.  The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Share Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the applicable laws of descent and distribution.  This Share Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.Responsibility for Taxes.

(a)Regardless of any action the Company or, if different, the Subsidiary that employs the Optionee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee hereby acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Share Option grant, including, but not limited to, the grant, vesting or exercise of the Share Option, the issuance of Shares pursuant to such exercise, the subsequent sale of Shares and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Share Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve a particular tax result.  Further, if the Optionee is subject to tax in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Optionee authorizes the Company and/or the Employer or their respective agents, in their sole discretion and without any notice or authorization by the Optionee, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; (ii) withholding from the proceeds of the sale of Shares acquired at exercise of the Share Option either through a voluntary sale or through a mandatory sale arranged by the Company; and/or or (iii) withholding from the Shares to be issued upon exercise of the Share Options.

(c)The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum rates applicable in the Optionee’s jurisdiction, in which case the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent) or, if not refunded, the Optionee may seek a refund from the local tax authorities.  If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Share Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)Finally, the Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

7.No Obligation to Continue Employment.  Neither the Company, the Employer nor any other Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Employer to terminate the employment of the Optionee at any time.

8.Nature of the Grant.  In accepting the grant of this Share Option, the Optionee acknowledges, understands and agrees as follows:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)The grant of this Share Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)All decisions with respect to future share option grants, if any, will be at the sole discretion of the Administrator;

(d)The Optionee is voluntarily participating in the Plan;

(e)The Share Option and Shares subject to the Share Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)The grant of the Share Options and the Optionee’s participation in the Plan shall not create a right to, or be interpreted as forming an employment or service contract with the Company;

(g)The Share Option and Shares subject to the Share Option, and the income from and value of same, are not part or normal or expected compensation or salary for any purpose, including, but limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;

(h)The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)If the underlying Shares subject to the Share Option do not increase in value, the Share Option will have no value;

(j)If the Optionee exercises the Share Option and acquires Shares, the value of such shares may increase or decrease, even below the exercise price;

(k)No claim or entitlement to compensation or damages shall arise from forfeiture of Share Options resulting from the termination of the Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any);

(l)Unless otherwise agreed with the Company, the Share Option and the Shares subject to the share Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of a Subsidiary; and

(m)Neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Share Option or of any amounts due to the Optionee pursuant to the exercise of this Share Option or the subsequent sale of any Shares acquired upon exercise.

9.Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Share Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.Insider Trading/Market Abuse Laws.  The Optionee acknowledges that, depending on the Optionee’s country, the broker’s country, or the country in which Shares are listed, the Optionee may be subject to insider trading and/or market abuse laws which may affect the Optionee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to such Shares (e.g., Share Options) or rights linked to the value of Shares under the Plan during such times as the Optionee is considered to have “material nonpublic information” or “insider information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee places before the Optionee possessed inside information.  Furthermore, the Optionee could be prohibited from (i) disclosing inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Note that third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy.  The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and that the Optionee should speak to his or her personal advisor on this matter.

11.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on this Share Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.Appendix B.  Notwithstanding any provisions in this Non-Qualified Share Option Agreement, the Share Option grant shall be subject to any special terms and conditions for the Optionee’s country set forth in Appendix B hereto, including, but not limited to, data processing and international data transfers.  Moreover, if the Optionee relocates to one of the countries included in Appendix B, the terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix B constitutes part of this Non-Qualified Share Option Agreement.

13.Foreign Asset/Account Reporting.  The Optionee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Optionee’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside the Optionee’s country.  The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in the Optionee’s country.  The Optionee also may be required to repatriate sale proceeds from the sale of Shares or other funds received as a result of participation in the Plan to the Optionee’s country through a designated bank or broker within a certain time after receipt.  The Optionee acknowledges that it is his or her responsibility to be compliant with such regulations, and should consult his or her personal legal advisor for any details.

14.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or his or her acquisition or sale of the underlying Shares.  The Optionee should consult with his or her own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

15.Governing Law and Choice of Venue.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, U.S.A., without giving effect to its principles of conflicts of laws.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of any state or U.S. federal court located in the Commonwealth Massachusetts, U.S.A., and no other courts, where the grant is made and/or to be performed.

16.Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

17.Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means.  The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.Language.  The Optionee acknowledges that he or she is proficient in the English language and understands the provisions in this Agreement and the Plan.  Further, if the Optionee has received this Agreement or any other documents related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.Waiver.  The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other person who holds an outstanding Share Option.

20.Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[Signature Page Follows]

MIMECAST LIMITED

By:
Title: Chief Executive Officer

I hereby certify that I have read the Agreement set forth above and acknowledge receipt of the Mimecast Limited 2015 Share Option and Incentive Plan Summary and Prospectus. The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s Name and Address:

APPENDIX A

TO THE

NON-QUALIFIED SHARE OPTION AGREEMENT

FOR COMPANY EMPLOYEES OUTSIDE THE UNITED STATES

UNDER THE MIMECAST LIMITED

2015 SHARE OPTION AND INCENTIVE PLAN

Vesting Schedule

APPENDIX B

TO THE

NON-QUALIFIED SHARE OPTION AGREEMENT

FOR COMPANY EMPLOYEES OUTSIDE THE UNITED STATES

UNDER THE MIMECAST LIMITED

2015 SHARE OPTION AND INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and the Non-Qualified Share Option Agreement.

Terms and Conditions

This Appendix B includes special terms and conditions applicable to the Optionee if the Optionee is in one of the countries listed below.  These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Non-Qualified Share Option Agreement.  If the Optionee is a citizen or resident of a country other than the one in which he or she is currently residing and/working, transfers employment and/or residency to another country after the Share Option is granted or is considered a resident of another country for local law purposes, the Company, in its discretion, will determine the extent to which the terms and conditions set forth in this Appendix B will apply to the Optionee.

Notifications

This Appendix B also includes information relating to exchange control, foreign asset / account reporting requirements and other issues of which the Optionee should be aware with respect to his or her participation in the Plan.  The information is based on the exchange control, securities and other laws in effect in the respective countries as of March 2020.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Optionee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Share Option is exercised or the Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation.  The Company is not in a position to assure the Optionee of any particular result.  Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.  Finally, if the Optionee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency to another country after the Share Option is granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Optionee in the same manner.

DATA PRIVACY PROVISIONS

Data Privacy Consent for Optionees outside the European Union (“EU”) / European Economic Area (“EEA”) / United Kingdom (“UK”))

Data Collection and Usage.  The Company and the Employer may collect, process and use certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, details of all share options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan.  The legal basis, where required, for the processing of Data is the Optionee’s consent.

Stock Plan Administration Service Providers.  The Company may transfer Data to third parties which assist the Company with the implementation, administration and management of the Plan.  The Company may select different service providers or additional service providers and share Data with such other provider serving in a similar manner.  The Optionee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

International Data Transfers.  Certain of the Company’s operations, including its internal stock plan administration,  and its service providers are based in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. The Optionee’s country or jurisdiction may have different data privacy laws and protections than the United States.  For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program.  The Company’s legal basis, where required, for the transfer of Data is the Optionee’s consent.

Data Retention.  The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

Voluntariness and Consequences of Consent Denial or Withdrawal.  Participation in the Plan is voluntary and the Optionee is providing the consents herein on a purely voluntary basis.  If the Optionee does not consent, or if the Optionee later seeks to revoke the Optionee’s consent, the Optionee’s salary from or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant share options or other equity awards to the Optionee or administer or maintain such awards.

Data Subject Rights.  The Optionee may have a number of rights under data privacy laws in the Optionee’s jurisdiction.  Depending on where the Optionee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Optionee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, the Optionee can contact the Optionee’s local human resources representative.

By accepting the Share Options and indicating consent via the Company’s acceptance procedure, the Optionee is declaring that the Optionee agrees with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Data Privacy Notification for Optionees inside the EU / EEA/ UK

Purposes and Legal Bases of Processing.  The Company processes the EU/UK Data (as defined below) for the purpose of administering and managing the Optionee’s participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law.  The legal basis for the processing of the EU/UK Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

EU/UK Data Collection and Usage.  The Company and the Employer may collect, process and use the following types of personal information about the Optionee: the Optionee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, details of all share options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“EU/UK Data”).

Stock Plan Administration Service Providers.  The Company may transfer EU/UK Data to third parties which assist the Company with the implementation, administration and management of the Plan.  The Optionee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

International Data Transfers.  Certain of the Company’s operations, including its internal stock plan administration, and its service providers are based in the United States, which means that it will be necessary for EU/UK Data to be transferred to, and processed in, the United States.  The Optionee understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission even though the Company has registered for the EU-U.S. Privacy Shield program, and that the EU/UK Data may not have an equivalent level of protection as compared to the Optionee’s country.  The Company’s non-exclusive legal basis, where required, for the transfer of EU/UK Data is the Optionee’s consent.

Data Retention.  The Company will hold and use the EU/UK Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor law.  This means EU/UK Data may be retained after the Optionee's employment is terminated.

Data Subject Rights.  The Optionee may have a number of rights under data privacy laws in the Optionee’s jurisdiction.  Depending on where the Optionee is based, such rights may include the right to (i) request access or copies of EU/UK Data the Company processes, (ii) rectification of incorrect EU/UK Data, (iii) deletion of EU/UK Data, (iv) restrictions on processing of EU/UK Data, (v) portability of EU/UK Data, (vi) lodge complaints with competent authorities in the Optionee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of EU/UK Data.  To receive clarification regarding these rights or to exercise these rights, the Optionee can contact the Optionee’s local human resources representative.

Contractual Requirement.  Where necessary, the Optionee’s provision of EU/UK Data and its processing as described above is a contractual requirement for the Optionee to participate in the Plan. The Optionee’s participation in the Plan and his or her acceptance of the Share Options is purely voluntary.  The Optionee can refuse to provide EU/UK Data, as a result of which the Optionee will not be able to participate in the Plan, but the Optionee’s career and salary will not be affected in any way.

By accepting the Share Options and indicating consent via the Company’s acceptance procedure, the Optionee is declaring that the Optionee agrees with and consents to the transfer of EU/UK Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European/UK data protection law perspective, for the purposes described above.

CANADA

Terms and Conditions

Manner of Exercise.  Notwithstanding Sections 6(e)(ii) and (iv) of the Plan, the Optionee is not permitted to pay the exercise price by surrendering Shares or with a net exercise arrangement.

Termination of Employment.  The following provision replaces the last paragraph of Paragraph 3 (“Termination of Employment”) of the Non-Qualified Share Option Agreement:

The Optionee’s termination of employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed, or the terms of the Optionee’s employment agreement, if any) will be deemed to have occurred as of the date that is the earliest of:  (a) the date that the Optionee’s employment relationship with the Company or any of its Subsidiaries is terminated; (b) the date that the Optionee receives notice of termination of the Optionee’s employment relationship; and (c) the date that the Optionee is no longer actively providing services to the Company or any of its Subsidiaries.  The Optionee will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Optionee’s right to vest terminates, nor will the Optionee be entitled to any compensation for lost vesting.  The

Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of this Agreement. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting (and/or a continued right to exercise the Share Options) during a statutory notice period, the Optionee’s right to vest in the Share Options under the Plan, if any, will terminate effective as of the last day of the Optionee’s minimum statutory notice period (and the Optionee’s right to exercise the Share Options after his or her employment terminates, if any, will be measured by reference to such date and in accordance with the applicable post-termination exercise period set forth in the Plan), but the Optionee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of such statutory notice period, nor will the Optionee be entitled to any compensation for lost vesting.

The following provision applies if the Optionee resides in Quebec:

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue.  Les parties reconnaissent avoir expressement souhaité que la convention «Agreement » ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Notifications

Securities Law Information.  Shares acquired under the Plan may not be sold or otherwise disposed of within Canada.  The Optionee may sell the Shares acquired under the Plan only through any third party stock plan service provider selected by the Company either now or in the future, provided the sale of Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are traded.  The Shares are currently traded on the Nasdaq Global Select Market.

Foreign Asset/Account Reporting Information.  Specified foreign property, including shares and rights to receive shares (e.g., stock options) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year.  Thus, the Share Option must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property held by the Optionee.  When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares.  The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Optionee owns other Shares, this ACB may have to be averaged with the ACB of the other Shares.  The Optionee should consult a personal tax advisor to ensure compliance with applicable reporting obligations.

NETHERLANDS

Terms and Conditions

Labor Law Acknowledgment.  By accepting this Award, the Optionee acknowledges that: (i) the Share Options are intended as an incentive to remain employed with the Employer and are not intended as remuneration for labor performed; and (ii) the Share Options are not intended to replace any pension rights or compensation.

UNITED ARAB EMIRATES

Notifications

Securities Law Information.  The Share Options are available only for select employees of the Company and its Subsidiaries and are in the nature of providing employee incentives in the United Arab Emirates.  The Agreement, the Plan and other incidental communication materials are intended for distribution only to eligible employees for the purposes of an employee incentive scheme, and must not be delivered to, or relied on, by any other person.

The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the Share Options.  Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.

The securities to which this Agreement relate may be illiquid and/or subject to restrictions on their resale.  Individuals should conduct their own due diligence on the securities.

Residents of the United Arab Emirates who do not understand or have questions regarding this Agreement (including this Appendix B) or the Plan should consult an authorized financial adviser.